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EXHIBIT 99.1

AMENDMENT

        This Amendment to LC Credit Agreement and Forbearance Agreement (this "Amendment") dated as of December 12, 2003 is made by and among MIDWAY GAMES INC., a Delaware corporation (the "Company"), the financial institutions parties hereto (the "Banks"), and BANK OF AMERICA, N.A. ("Bank of America") as letter of credit issuing bank and as agent for the Banks (in its capacity as agent, together with any successors and assigns, the "Agent"). Terms used but not defined herein have the meanings specified in the LC Credit Agreement referenced below or the L/C Documents referred to therein.

W I T N E S S E T H:

        WHEREAS, the Company, the Banks, the Issuing Bank and the Agent are parties to that certain LC Credit Agreement dated as of March 24, 2003 (the "LC Credit Agreement") as modified by that certain Forbearance Agreement dated as of August 11, 2003 (the "Forbearance Agreement"); and

        WHEREAS, the Agent and Banks have agreed to further modify the LC Credit Agreement and the Forbearance Agreement, so that, among other things, subject to the terms and conditions set forth herein (i) LaSalle Bank National Association ("LaSalle Bank") shall cease to be a party to the LC Credit Agreement and the Forbearance Agreement; (ii) the Commitment under the LC Credit Agreement is reduced from $15,000,000 to $10,000,000, and (iii) the L/C Termination Date is extended to June 30, 2004;

        NOW, THEREFORE, in consideration of the premises, the mutual covenants herein contained and other good and valuable consideration (the receipt, adequacy and sufficiency of which are hereby acknowledged), the parties hereto, intending legally to be bound, hereby agree as follows:

SECTION 1

AMENDMENTS

        The LC Credit Agreement is amended as follows:

        1.1.  Section 1 of the LC Credit Agreement is amended by substituting "$10,000,000" for "$15,000,000" in the definition of "Commitment".

        1.2.  Section 1 of the LC Credit Agreement is amended so that the definition of "L/C Termination Date" shall read in its entirety as follows: "L/C Termination Date" means the earlier to occur of: (a)  June 30, 2004 (the "Scheduled Termination Date") and (b) the date on which the Commitment terminates in accordance with the provisions of this Agreement; it being understood that upon the written request of the Company the Banks may extend the Scheduled Termination Date but shall have no obligation to do so.

        1.3.  Schedule I to the LC Credit Agreement is amended to read in its entirety as set forth in Schedule I hereto, it being understood that concurrent with the effectiveness of this Amendment (i) Bank of America's Commitment shall be $10,000,000 and its Prorata Share shall be 100%, and (ii) LaSalle Bank's Commitment is terminated.

        1.4.  Concurrent with the effectiveness of this Amendment, LaSalle Bank shall cease to be a party to the LC Credit Agreement and the related documents.

        1.5.  Section 3.8(a) of the LC Credit Agreement is deleted and "[Reserved]" is hereby substituted therefore.

        1.6.  Notwithstanding anything in the LC Credit Agreement to the contrary, it is understood (and the Company hereby agrees that) the following provisions shall apply to the LC Credit Agreement as hereby amended: (a) all Letters of Credit shall be issued in Dollars or Euros (it being understood that for purposes of clause (d) below, all Letters of Credit issued in Euros shall be measured at the Dollar equivalent thereof and all reimbursement obligations in respect of each draw thereunder shall be paid in Dollars at the Dollar equivalent of such draw), (b) the Company shall be the applicant with respect to all Letters of Credit and shall be directly liable with respect to all L/C Obligations in connection therewith (notwithstanding that any Letter of Credit may be for the account of a Subsidiary), (c) all Letters of Credit shall be commercial letters of credit (no standby letters of credit are to be issued), and (d) the Company will not at any time permit the L/C Obligations to exceed the lesser of $10,000,000 and 95% of the Collateral balance in the LC Account under the L/C Account Agreement.

        1.7.  Section 2.2(e) of the Forbearance Agreement is hereby deleted in its entirety and "[Reserved]" is hereby substituted therefore.

SECTION 2

CONDITIONS PRECEDENT TO EFFECTIVENESS

        The effectiveness of this Amendment is subject to the receipt by the Agent of each of the following, all in form and substance acceptable to the Agent:

        2.1.  Counterparts of this Amendment executed by the Company and the Banks;

        2.2.  An opinion of counsel to the Company to the effect that this Amendment has been duly authorized, executed and delivered by the Company and constitutes legal, valid and binding enforceable obligations of the Company, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability; and

        2.3.  Evidence of the payment by the Company of all fees and expenses of the Agent's counsel, to the extent theretofore invoiced to the Company.

SECTION 3

REPRESENTATIONS

        The Company represents and warrants to the Agent and the Banks as follows:

        3.1.  After giving effect to this Amendment, all representations and warranties contained in the LC Credit Agreement are true and correct in all material respects on and as of the date hereof with the same effect as if made on the date hereof (except to the extent such representations and warranties expressly refer to an earlier date).

        3.2.  After giving effect to this Amendment, no Default or Event of Default has occurred and is continuing or will result from this Amendment.

        3.3.  The execution, delivery and performance by the Company of this Amendment have been duly authorized by all necessary corporate action and do not and will not require any registration with, consent or approval of, notice to or action by, any Person (including any Governmental Authority) in order to be effective and enforceable.

        3.4.  This Amendment and the L/C Documents as modified by this Amendment, constitute the legal, valid and binding obligations of the Company, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

        3.5.  As security for the Obligations (and the Secured Obligations as defined in the L/C Account Agreement), the Agent has a duly perfected security interest in all Collateral in the LC Account (including, without limitation, all funds, security entitlements and other financial assets that are or may be deposited in the LC Account under the L/C Account Agreement as modified herein).

SECTION 4

GENERAL

4.1.
Bank of America hereby agrees that (i) the Existing Events of Default (as defined in the Forbearance Agreement) and the effect thereof are hereby waived, and (ii) it shall not exercise or enforce any of its rights or remedies which arise from the Existing Events of Default. The foregoing waiver is limited precisely to its terms and shall not constitute a waiver of rights or remedies which do not arise from the Existing Events of Default. Section 1 of the Forbearance Agreement is hereby terminated. Except as herein modified, the Forbearance Agreement (including Sections 2, 6 and 7 thereof) shall remain in full force and effect. As herein modified, the LC Credit Agreement and other LC Documents shall remain in full force and effect and are hereby ratified, approved and confirmed.

        4.2.  As herein modified, the LC Credit Agreement and the other L/C Documents shall remain in full force and effect and are hereby ratified, approved and confirmed in all respects.

        4.3.  The Company acknowledges and agrees that the execution and delivery by the Agent and the Banks of this Amendment shall not be deemed to create a course of dealing or otherwise obligate the Agent or the Banks to execute similar modifications under the same or similar circumstances in the future.

        4.4.  Upon execution and delivery of this Amendment, this Amendment shall be binding upon and shall inure to the benefit of the Company, the Agent, the Banks and the Securities Intermediary and their respective successors and assigns.

        4.5.  The Company agrees to pay all fees and out-of-pocket costs and expenses of the Agent (including reasonable attorneys' fees and expenses of counsel to the Agent and the Banks) in connection with the preparation and execution of this Amendment.

        4.6.  This Amendment may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Amendment.

        Delivered at Chicago, Illinois, as of the date and year first above written.

[SIGNATURES ON THE FOLLOWING PAGE]

        IN WITNESS WHEREOF, the parties hereto have caused the execution and delivery hereof by their respective representatives thereunto duly authorized as of December 12, 2003.

COMPANY
MIDWAY GAMES INC.
By:	/s/ THOMAS E. POWELL
Name:	Thomas E. Powell
Title:	Executive Vice President—Finance, Treasurer and Chief Financial Officer
AGENT
BANK OF AMERICA, N.A., as Agent
By:	/s/ DAVID A. JOHANSON
Name:	David A. Johanson
Title:	Vice President
ISSUING BANK
BANK OF AMERICA, N.A., as Issuing Bank
By:	/s/ BRIAN RUDDY
Name:	Brian Ruddy
Title:	Vice President
BANKS
BANK OF AMERICA, N.A., as a Bank
By:	/s/ BRIAN RUDDY
Name:	Brian Ruddy
Title:	Vice President
LASALLE BANK NATIONAL ASSOCIATION, as a Bank
By:	/s/ DANIEL SULLIVAN, JR.
Name:	Daniel Sullivan, Jr.
Title:	Vice President
Bank	Commitment	Pro Rata Share
Bank of America, N.A.	$10,000,000	100.00%

	$10,000,000	100.00%

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  EXHIBIT 99.1